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                                                                    EXHIBIT 23.3

                                                          [ARTHUR ANDERSEN LOGO]


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference of our report dated March 16, 2001 on the consolidated financial statements of Enterra Compression Company and subsidiaries as of and for the year ended December 31, 2000 and our reports dated November 17, 2000 on the consolidated financial statements of Enterra Compression Company and subsidiaries as of and for the year ended December 31, 1999 and the combined financial statements of Weatherford Compression as of and for the year ended December 31, 1998, and to all references to our Firm, included in this Registration Statement.


ARTHUR ANDERSEN LLP

Houston, Texas
June 13, 2001